UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

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THE PROVIDENCE SERVICE CORPORATION
(Name of Registrant as Specified in Its Charter)
AVALON CORRECTIONAL SERVICES, INC.
DONALD E. SMITH
TIFFANY SMITH
MICHAEL BRADLEY
ERIC S. GRAY
73114 INVESTMENTS, L.L.C.
(referred to as “The Providence Committee for Accountability”) and
BRIAN T. COSTELLO

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The Providence Committee for Accountability

Proxy Solicitation Presentation

Providence Service Corporation
2009 Annual Meeting of Shareholders

For Establishment of Accountability

Our Goals and Objectives

Installation of Directors to represent shareholders and a commitment to:

- Remove management's apparent control of the Board of Directors
- Begin holding management and the Board responsible for their actions and accountable to shareholders
- Implement corporate governance best practices, including pay for performance
- Begin the process of reversing anti-shareholder actions taken by management
- Explore all alternatives to rebuild and maximize shareholder value

The Committee seeks to begin a process to achieve these important objectives by electing The Committee's two nominees to the Company's Board at the 2008 Annual Meeting of Shareholders.

Our Message

Our Nominees would comprise a minority of the Providence Board, but their election would begin the process of establishing the Board's responsibility to shareholders and send a strong message that:

- The days of anti-shareholder bias are over
- The Shareholders are extremely dissatisfied with:
  - Management's apparent control over the Board of Directors
  - Management's long history of overpaying for acquisitions
  - The Board's approval of excessive management compensation
  - The Board's approval of excessive Director compensation
  - The absence of correlation between pay and performance

Why Change is Needed at Providence

Anti-shareholder Activities

- All Directors have been "hand picked" by the CEO, or have a longstanding personal or professional relationship with the CEO
- The Board has inserted numerous change of control provisions to entrench management at the Company's expense:
  - In employment agreements
  - In acquisition agreements
  - In debt agreements (with cross collateralization)
  - In asset sale agreement
  - In evergreen employment agreements with non-renewal penalties

Why Change is Needed at Providence

Poor Acquisition History

- Acquisitions appear to have been consummated without adequate due diligence, essentially “Buying Revenues”
- Lack of Board oversight for acquisitions or prices paid
- EBITDA multiple of 12.5 paid for LogistiCare
- LogistiCare had a history of significant losses and loan default
- Lack of oversight for incurring indebtedness
- Multiple years of overpayment for acquisitions has resulted in:
  - $107 million overpayment for LogistiCare acquisitions
  - $63 million overpayment for social service acquisitions
  - Record loss of $156 million in 2008
  - Near default on corporate debt

Why Change is Needed at Providence

Poor Governance

- Failure to utilize a proper peer group for compensation purposes
- Excessive Management Compensation
- No correlation between pay and performance
- Continually escalating Director compensation
- Director support for poor corporate governance
- Over 450% increase in CEO compensation in two years
- Implementation of a poison pill
- Escalation of vesting for all stock options and grants
- Classified Board

Continued…

Why a Change is Needed at Providence

- Warren Rustand, the ”Lead Director” is considered an Affiliated Outsider (not independent) under RiskMetrics Group standards due to funds paid by the Company and affiliates to his family members.
- Mr. Rustand also serves as chairman of the compensation committee. A member of the audit committee, and a member of the nominating and governance committee.
- A majority of the Directors may be financially dependent upon the Company.
- The Board Also:
  - Made anti-shareholder by-law changes
  - Spent $300,000 to defend the changes
  - Reversed the changes when faced with shareholder opposition
- The Chairman and CEO positions should be separated

Excessive Management Compensation

Providence Stock Performance

Vs.

Compensation

<u>NO CORRELATION</u>

Excessive Management Compensation



Comparison of Stock Price and Compensation
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
$2,000,000
$1,800,000
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Stock Price
Executive Compensation
12/31/2004
12/31/2005
12/31/2006
12/31/2007
12/31/2008
Stock Price
McCusker
Deitch
Furman
Norris

Excessive Management Compensation

Excessive management compensation is as follows:

- Fletcher McCusker – from $330,496 in 2006 to $1,821,214 in 2008. **A 451% increase in two years.**
- Craig Norris – from $279,114 in 2006 to $1,259,906 in 2008. **A 351% increase in two years.**
- Michael Deitch – from $268,110 in 2006 to $1,193,829 in 2008. **A 345% increase in two years.**
- Fred Furman – from $288,684 in 2006 to $1,194,126 in 2008. **A 314% increase in two years.**

Excessive Management Compensation

Management has established a pattern of exercising and selling virtually all stock options and grants at the time they vest. Following is a summary of stock sales by management and Directors for the last five years:

	2008	2007	2006	2005	2004	Total
McCusker	$1,101,957	$946,935	$2,311,411	$2,265,752	$4,327,642	$10,953,697
Norris	$0	$769,627	$840,800	$483,754	$671,401	$2,765,582
Deitch	$0	$650,253	$0	$1,026,342	$1,119,154	$2,795,749
Furman	$0	$718,276	$1,296,387	$804,848	$0	$2,819,511
Shea	$0	$69,000	$604,711	$501,157	$841,500	$2,016,368
Geringer	$0	$318,268	$0	$0	$0	$318,268
Hurst	$0	$0	$560,178	$368,991	$91,456	$1,020,625
Singleton	$539,462	$0	$0	$0	$0	$539,462
Meints	$0	$0	$0	$0	$0	$0
Rustand	$0	$0	$0	$0	$0	$0
Total	$1,641,419	$3,472,359	$5,613,487	$5,450,844	$7,051,153	$23,229,262

Excessive Director Compensation

Summary of Director Fees and Compensation 2004 through 2008 (Current Directors Only *)

	Singleton	Hurst	Rustand	Meints	Total
Director Fees, 2004 - 2008	$423,188	$444,188	$452,105	$530,188	$1,849,669
Sale of Stock 2004 - 2008	$539,462	$1,020,625	-	-	$1,560,087
Value of Options at 12/21/2008	$369,200	$302,000	$380,000	$574,316	$1,625,516
Value of Stock at 5/12/2009	$472,600	$472,600	$472,600	$472,600	$1,890,400
Payments to Affiliates & Family	-	-	$566,500	-	$566,500
Total Direct and Indirect Compensation	**$1,804,450**	**$2,239,413**	**$1,871,205**	**$1,577,104**	**$7, 492,172**

*Excludes $436,731 paid or scheduled to be paid to a resigning Director

Providence Stock

The Company recently released information taking credit for a stock price Increase in comparison to the Russell 3000 stocks for 2009.

Information not disclosed by the Company includes:

The RiskMetrics Group 2009 Performance Tests, identifying Russell 3000 companies that performed below the median of their respective GICS peer Groups on both a one-year and three-year total shareholder return.

Of the 62 stocks performing below the median of their group, Providence Was the absolute lowest performing stock (62nd place out of 62 stocks listed) for the one year total shareholder return with a return of –94.8%.

Of the 62 stocks performing below the median of their group, Providence Was next to the lowest performing stock (61st place out of 62 stocks listed) for three-year total shareholder return with a return of –63.1%. The lowest ranking stock had a three-year total shareholder return of –63.2%.

Providence Stock

The median reduction in total shareholder return ("TSR") for Russell 3000 companies that performed below the median of their respective GICS peer groups are as follows:

	One Year TSR	Three Year TSR
Median return for lower ½ Companies	-32.8%	-6.7%
Providence return	-94.8%	-61.3%

The following page compares the Company's stock to the Russell 3000.

The Company has elected to take credit only for the stock movement since
January 1, 2009 in their proxy soliciting material.

Providence Stock – 1/08 to 4/09 - Compared to Russell 3000



% CHANGE
20%
0%
-20%
-40%
-60%
-80%
-100%
-120%
S&P 500
Russell 3000
Providence
1/31/2008
2/29/2008
3/31/2008
4/30/2008
5/31/2008
6/30/2008
7/31/2008
8/31/2008
9/30/2008
10/31/2008
11/30/2008
12/31/2008
1/31/2009
2/28/2009
3/31/2009
4/30/2009

The Board

Existing Providence Directors

Director Singleton is 73 years old and retired:

- Prior relationship with Mr. McCusker
- Lists no public board experience
- During 2008 he sold Providence stock for $539,462
- Received director fees in excess of $432,188 in the last five years including $202,554 in 2008
- 30,000 share stock grant awarded 12/30/08 now has a market value of $417,000
- Total vested options awarded by the Company and held by Mr. Singleton at December 31, 2008 are valued at $369,200
- Has never disclosed the purchase of a single share of Providence stock

Existing Providence Directors

Director Hurst is 70 years old and retired:

- Prior relationship with Mr. McCusker
- Lists no public board experience
- Sold Providence stock for $1,020,625 in the last five years
- Received director fees in excess of $444,188 in the last five years including $212,554 in 2008.
- 30,000 share stock grant awarded 12/30/08 now has a market value of $417,000
- Total vested options awarded by the Company and held by Mr. Hurst at December 31, 2008 are valued at $302,200
- He has never disclosed the purchase of a single share of Providence stock

Existing Providence Directors

Director Rustand is 66 years old.

- States he has served on the boards of over 40 companies, including:
  - Served as chairman and CEO of Rural Metro Corp. from 1996 to 1998; left after being named in insider trading and securities fraud suits finally settled in 2004.
  - Served as chairman of Medical Body Sculpting, Inc. A receiver was appointed with respect to the assets of this company in December 2007.
- Serves as a director of MedPro Safety Products, Inc., a Nasdaq bulletin board company capitalized in a 2008 "reverse merger" engineered by Rustand. His firm, SC Capital Partners LLC received fees of $1,040,000 in cash, 593,931 shares of common stock, warrants to purchase 533,458 shares of common stock, a monthly fee of $15,000, and an agreement to receive other consulting fees from MedPro.

Continued …

Existing Providence Directors

- Although Rustand is admittedly not independent at MedPro, he serves as chairman of MedPro's audit committee and a member of the executive compensation committee and nominating committee. He received 100,000 stock options as a director of MedPro in 2008
- Serves as chairman of the board of TLC Vision Corporation and:
  - Received $81,000 of compensation in 2008.
  - TLC's auditor issues a "going concern" opinion for the YE 2008 financial statements.
  - TLC faced a dissident shareholder group in 2007, who complained of costly credit facilities.
  - TLC's stock has dropped from $157.16 per share at December 31, 2004 to $0.40 per share at May 12, 2009.

Continued…

Existing Providence Directors

- Mr. Rustand's Providence Director fees for the last five years totaled $452,104 including $227,554 paid in 2008.
- 30,000 share stock grant awarded 12/30/08 now has a market value of $417,000
- Fees paid by the Company and received indirectly by Rustand's sons' employer totaled $221,000 in 2007 and $345,500 in 2008.
- He has never disclosed the purchase of a single share of Providence stock

Existing Providence Directors

Director Meints is 54 years old.

- Served as chairperson of the audit committee since 2003.
- She has been considered the “financial expert” on the Providence audit committee since 2003.
- Ms. Meints lists no public board experience
- Ms. Meints received director fees in excess of $530,188 in the last five years including $232,554 in 2008
- 30,000 share stock grant awarded 12/30/08 now has a market value of $417,000
- Total vested options awarded by the Company and held by Ms. Meints at December 31, 2008 are valued at $574,316
- She has never disclosed the purchase of a single share of Providence stock

Existing Providence Directors

Fletcher McCusker is 59.

- Serves as the Company's CEO and Chairman of the Board.
- Sold $10,953,697 of Providence stock in the last 5 years
- Received $1,821,214 in 2008 compensation, an increase of 451% in the last two years
- Received an 80,000 share stock grant award on 12/30/08 with a current market value of $1,112,000

While serving as the CEO of Providence, Mr. McCusker:

- Formed FJM Blue Lagoon Pools, Inc.
- Purchased a restaurant in Telluride Colorado, renovated the building, and opened Las Montanas Restaurant in 2004.
- Relocated Los Montanas Restaurant to a larger location in March 2006.

Continued…

Existing Providence Directors

While serving as the CEO of Providence, Mr. McCusker;

- Founded, owns and operates Llama Presents to promote music entertainment in Telluride and Southwest Colorado
- Owns, operates, and provides pilot services to Los Montanas Aviation LLC, an entity providing aviation services to Providence.
- Became a resident of Telluride, Colorado
- The commitment of time required to effectively serve as the CEO of a public company would not seem to be compatible with such an extensive list of outside activities in another location.
- The Committee is concerned that Mr. McCusker devotes substantially less than full time to his position and that Providence is paying to shuttle him to and from Telluride.
- He has never disclosed the purchase of a single share of Providence stock

Our Nominees

The Committee's Nominees have Significant and Relevant Experience

Michael Bradley is 37.

- Serves as the Chief Financial Officer of Avalon Correctional Services, a publicly traded company specializing in community corrections and treatment. Responsible for all financial matters. Significant experience in due diligence, acquisitions, debt structuring, negotiation and implementation.
- Owned and operated an accounting and consulting business that focused on services relating to Sarbanes-Oxley Act compliance, business process evaluation and integration, mergers and acquisitions, due diligence, and post-implementation financial analysis.
- Served as an Auditor and Subsidiary Controller for the Williams Companies, a NYSE listed company.
- Worked for Ernst & Young, LLP as an auditor specializing in IPO transactions and loan workouts for the Resolution Trust Corporation.
- Licensed as a Certified Public Accountant in Texas and Oklahoma.

Our Nominees

Brian Costello is 47.

- Served as the Navy Wing Commander of Strategic Communications at Tinker Air Force Base, providing leadership and management of over 1,600 military and civilian employees with extensive knowledge in command, control and communications.
- Responsible for a $120 million operating budget, and $3.8 billion in physical assets, as well as maintaining a Lean/Six Sigma based process improvement program that focused on cost avoidance, theory, and best practices.
- Served as the Assistant Chief of Staff for Plans and Policy for the United States Navy Central Command and the 5th Fleet of the United States Navy in Bahrain. Recipient of the Legion of Merit award for superior performance.
- In-depth study of mathematical and statistical analysis of business operations while attending the United States Naval Academy.

Three Examples Why Change is Needed Now

Damaged Company Credibility

The Company's management has lost credibility with its shareholders and the investment community.

The following are three of numerous examples of management completely reversing their course of action.

These three examples alone resulted in the Company's management wasting over $107 million of corporate funds.

All of these examples are a direct result of management's poor decision-making.

Damaged Company Credibility

Example # 1 Logisticare:

- Purchased on December 7, 2007 for $229 million.
- In less than one year, management wrote down the purchase price by $107 million.
- Management announced they were selling LogistiCare and other non-core assets in November 2008 and retained an investment banker.
- The overpayment of LogistiCare was financed with debt.
- The Company nearly defaulted on the LogistiCare debt.
- On May 7, 2009, management announced they were not selling LogistiCare.
- The Company has not disclosed the amount of expense incurred with the aborted sale of LogistiCare and other non-core assets.

Damaged Company Credibility

Example # 2 Guidance:

- On July 29, 2008, management revised guidance downward $.10 per share for the second quarter.
- On August 28, 2008, management revised guidance downward again for 2008 by $1.00 per share
- On October 23, 2008, management withdrew earnings guidance and announced it would record an impairment in the carrying value of LogistiCare of $90 to $120 million at September 30, 2009.
- On November 5, 2008, management reported a loss of $140,794,000 for Q3 2008 including a write down of $141 million.
- On March 9, 2009, management announced it would release earnings on March 16, 2009
- On March 13, 2009, management delayed the earnings release to March 23, 2009

Continued …

Damaged Company Credibility

- On March 17, 2009 management announced the 2008 Form 10K would be filed late
- On March 20, 2009 management delayed the earnings release again to March 30, 2009
- On March 27, 2009 management released a record loss of $155.6 million for 2008

Damaged Company Credibility

Example # 3 Bylaw changes:

- On November 10, 2008 the Committee contacted management and asked for a meeting.
- Before the November 22, 2008 meeting with the Committee, the Directors unanimously amended the bylaws by adding anti-shareholder provisions and filled a vacant Director position with a Company insider.
- The Committee filed consent solicitation materials with the SEC to reverse certain bylaw changes and to proposed shareholder-friendly bylaws.
- Management spent $300,000 in legal fees opposing the consent solicitation.
- Management realized their changes would be overturned, and reversed many of their prior bylaw changes.
- Management then blamed the Committee for making the Company incur $300,000 in legal fees.

Lack of Credibility

Lack of Sufficient Director Independence:

- The Board uses the loosest possible standards for determining independence. Under its standards:
  - Director Rustand is independent even though the Providence paid the consulting firm operated by his sons $345,000 in 2008.
  - RiskMetrics disagrees. Rustand is an "affiliated outside director".
- Directors Hurst and Singleton have served on the Board for over ten years and had preexisting relationships with CEO/Chairman McCusker. They are both retired and neither serve on other public boards.
- The Directors have received substantial fees and stock proceeds. Over the last five years, Hurst has realized $2.2 million, Singleton $1.8 million, Meints $1.6million, and Rustand $1.9 million.
- The Committee thinks the Directors' shared circumstances, long-standing relationships and financial benefits have impaired their ability to act independently.

Lack of Credibility

- The failure of Directors to hold management accountable for overpaying for assets, failing to meet its own deadlines and projections, and nearly defaulting on its debt have severely damaged the Company's credibility with shareholders and lenders.
- In recent weeks, management has claimed credit for an increase in the Company's stock price. **Management immediately engaged a compensation consultant to presumably provide support for yet another round of management compensation increases.**
- The Committee believes the primary catalyst for the increase in stock price is a result the improving economy and actions taken by the Committee to hold management accountable for management's poor performance.
- The Committee believes had it not been for the publicity and pressure from the Committee's consent solicitation and proxy contest, and pressure from other shareholders, **management would have already increased their compensation once again**.

Basic Shareholder Rights

The Committee feels that the incumbent Board members have not fulfilled their basic duty to supervise management.

We believe shareholders have a basic right to have Directors:

- Who hold management responsible and accountable
- Who are attuned and committed to corporate governance best practices
- Who hold the interests of the Company's shareholders first and foremost

The Company's shareholders should send a loud and clear message for change by electing our two nominees to the Board at the Annual Meeting.

Why Our Nominees Should Be Elected

The Committee is incentivized to maximize shareholder value for ALL shareholders.

- The Committee owns approximately 17.9% of the outstanding corporate stock of Providence - our interests are directly aligned with the other shareholders of the Company

Our Nominees are committed to vigorously and consistently fulfilling their fiduciary duties for the benefit of ALL shareholders of the Company

If elected, we expect our Nominees to:

- Provide greater independence within the Board of Directors
- Focus on the best interests of the shareholders
- Reverse the anti-shareholder bias – excessive compensation and bylaws and poison pill that entrench management
- Implement corporate governance best practices, including pay for performance
- Explore all alternatives to rebuild and maximize shareholder value

Help Us Improve Providence For ALL Shareholders

We believe the Company has a valuable franchise and can reestablish its market position.

However, we believe this value has been substantially damaged by inattention by management and the Directors.

The Company's full potential remains unrealized due to a prolonged and persistent absence of effective Board oversight and deficient corporate governance policies.

Vote the BLUE Proxy Card Today!

A proxy statement regarding this proxy solicitation was filed with the Securities and Exchange Commission on May 21, 2009. You should read the proxy statement, as it contains important information. Copies of the proxy statement are available free of charge at www.sec.gov or by calling D.F. King & Co, Inc. at the telephone number listed below. The **BLUE** proxy card is being furnished to shareholders in connection with the solicitation of proxies by the Providence Committee Accountability and not on behalf of the incumbent Board of Directors of the Company.

The Committee is composed of Avalon Correctional Services, Inc., 73114 Investments, LLC, Donald E. Smith, Tiffany Smith, Michael C. Bradley, and Eric S. Gray. Its director nominees are Michael C. Bradley and Brian Costello who are also participants in this proxy solicitation under SEC rules.

Vote the BLUE Proxy Card Today!

If you have any questions concerning the Committee's proxy statement, would like additional copies of the proxy statement or the **BLUE** proxy card, or if you need help voting your shares, please contact our proxy solicitor:

D.F. KING & CO., INC.

48 Wall Street, New York, NY 10005

Call Toll-Free: (888) 887-0082

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